Exhibit 99.1

Contact: Mark Polzin (314) 982-1758

or John Hastings (314) 982-8622

EMERSON REPORTS FIRST-QUARTER 2007 SALES UP

11 PERCENT TO $5.1 BILLION; 15 PERCENT INCREASE IN

EARNINGS PER SHARE TO $0.55

ST. LOUIS, February 6, 2007 – Emerson (NYSE: EMR) announced net sales for the first quarter ended December 31, 2006 were $5.1 billion, an increase of 11 percent over the $4.5 billion reported in the same period last year. Net earnings for the first quarter increased 12 percent to $445 million, or $0.55 per share. This represents a 15 percent increase in earnings per share from the $0.48 earned in the same period last year. All per share amounts reflect the 2-for-1 stock split in the form of a stock dividend that was paid on December 11, 2006.

Underlying sales grew 4 percent in the quarter, which excludes the net impact of growth from acquisitions and divestitures (5 percent) and favorable exchange rates (2 percent). Underlying international sales increased 11 percent, including strong growth in Europe, Asia and Latin America. This quarter marked the first time that international sales were over 50 percent of total sales. As expected, underlying growth in the United States was down 2 percent driven primarily by weakness in the residential air-conditioning markets for the Climate Technologies segment, which experienced exceptionally strong growth last year as the industry converted to 13-SEER energy standards.

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“Emerson’s first quarter demonstrates the strength of the global balance across our portfolio of businesses,” said Emerson Chairman, Chief Executive Officer and President David N. Farr. “The Company’s performance in the first quarter represents a solid start to what is expected to be another year of strong sales and earnings growth for Emerson.”

Segment Highlights

Process Management delivered another quarter of strong sales and earnings performance. Reported sales grew by 11 percent which included an underlying sales increase of 6 percent and the favorable impact of currency translation (3 percent) and acquisitions (2 percent). Orders grew at a double digit rate in the quarter as strong capital spending in global energy markets continued to support the growth. The margin for this segment expanded by 170 basis points to 17.8 percent driven by leverage on the sales volume increase, benefits from new products and benefits from prior cost reduction activities.

Industrial Automation achieved sales growth of 16 percent in the quarter. Underlying sales growth was 11 percent, which excludes the favorable impact of currency translation (4 percent) and acquisitions, net of divestitures (1 percent). Growth was led by Europe and Asia, which saw underlying growth of 15 percent and 18 percent, respectively. The capital spending environment continued to drive growth in these markets. Also, global demand for both primary and back-up power generation capacity continued to drive strong growth for the power generating alternator business. The profit margin for this segment was 16.7 percent, an increase of 10 basis points from the prior year quarter.

Network Power sales grew 28 percent in the quarter, which included a favorable impact of 17 percent from acquisitions, net of divestitures, and 2 percent from currency translation. Growth remained strong in the core uninterruptible power supply (UPS), precision cooling and China power systems businesses which offset weakness in the North American telecom power

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business. The margin for this segment was 9.8 percent versus 11.5 percent in the prior year quarter driven primarily by dilution from acquisitions and deleverage on significantly lower sales volumes in the North American telecom business.

Climate Technologies sales decreased 8 percent in the first quarter of 2007. Underlying sales decreased 11 percent, which excludes the favorable impact of acquisitions (2 percent) and currency translation (1 percent). The sales decrease is primarily attributable to the North American residential air-conditioning market, where sales in the prior year quarter were exceptionally strong because of pending 13-SEER energy efficiency standards. Business was strong in Europe and Asia for this segment, with underlying sales growth of 33 percent and 11 percent, respectively. The margin for this business declined by 70 basis points, mainly due to deleverage on the North American sales volume declines, capacity expansion investments and margin dilution from acquisitions.

Appliance and Tools had sales growth of 5 percent in the quarter which included more than 1 percent of favorable currency translation and more than 1 percent from acquisitions. Strong growth from the tools and storage businesses was offset by a decline from the motors and appliance components businesses. Profitability for this segment improved by 70 basis points to 12.2 percent, driven primarily by benefits from prior cost reduction activities.

Balance Sheet / Cash Flow

Operating cash flow was $327 million in the first quarter of 2007, an increase of 2 percent from the first quarter of 2006. The cash flow increase was driven by increased earnings, which were mostly offset by increased working capital. The Company’s financial position is strong, evidenced by the ratio of operating cash flow to debt at over 55 percent on a trailing 12 month basis.

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“Despite a slower start to the year, Emerson remains committed to generating significant amounts of cash flow in the current growth environment,” Farr said. “We expect to generate approximately $2.7 billion of operating cash flow and $2.0 billion of free cash flow in fiscal 2007. The key priorities for using this cash will continue to be funding internal growth and new products, dividends, share repurchases and acquisitions that strengthen our businesses.”

2007 Outlook

The first quarter provided a solid start to the year. Earnings performance slightly exceeded expectations and order trends remained healthy during the quarter. Based on these factors Emerson expects full year earnings per share in the range of $2.50 to $2.60, which would represent growth in the range of 12 percent to 16 percent. This earnings performance is predicated on underlying sales growth in the range of 5 percent to 7 percent and reported sales growth in the range of 8 percent to 11 percent.

Upcoming Investor Events

On February 6, 2007, at 2:30 p.m. EST (1:30 p.m. CST), Emerson senior management will discuss the quarterly results during an investor conference call. All interested parties may listen to the live conference call via the Internet by going to the Investor Relations area of Emerson's Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the conference call will be available for the next three months at the same location on the Web site.

On February 9, 2007, Emerson senior management will host the Company’s annual investment community update meeting in New York. The meeting will discuss expectations for the Company’s performance in 2007 as well as updates of long-term initiatives being pursued to create value for shareholders. The presentations will begin at 8:30 a.m. EST and conclude at

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approximately 11:30 a.m. EST. All interested parties may listen to the webcast via the Internet by going to the Investor Relations area of Emerson's Web site at www.gotoemerson.com/financial and completing a brief registration form. A replay of the webcast will be available for approximately one week at the same location on the Web site.

Details of upcoming events will be posted as they occur in the Investor Relations Calendar of Events on the corporate Web site.

Forward-Looking and Cautionary Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in the Company's most recent Form 10-K filed with the SEC.

(tables attached)

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TABLE 1

EMERSON AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS

(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended December 31,		Percent
	2005	2006	Change

Net sales	$4,548	$5,051	11%
Less: Costs and expenses
Cost of sales	2,955	3,256
SG&A expenses	950	1,078
Other deductions, net	23	19
Interest expense, net	50	58
Earnings before income taxes	570	640	12%
Income taxes	171	195
Net earnings	$399	$445	12%

Diluted avg. shares outstanding (millions)	827.2	808.5

Diluted earnings per common share	$0.48	$0.55	15%

	Quarter Ended December 31,
	2005	2006
Other deductions, net
Rationalization of operations	$12	$16
Amortization of intangibles	9	14
Other	26	31
Gains	(24)	(42)
Total	$23	$19

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TABLE 2

EMERSON AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

	December 31,
	2005	2006
Assets
Cash and equivalents	$624	$1,090
Receivables, net	3,222	3,673
Inventories	1,942	2,410
Other current assets	501	573
Total current assets	6,289	7,746
Property, plant & equipment, net	2,969	3,220
Goodwill	5,477	6,077
Other	1,891	2,060

	$16,626	$19,103

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$453	$1,167
Accounts payable	1,738	2,086
Accrued expenses	1,648	1,951
Income taxes	260	322
Total current liabilities	4,099	5,526
Long-term debt	3,128	3,375
Other liabilities	1,782	1,996
Stockholders’ equity	7,617	8,206

	$16,626	$19,103

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TABLE 3

EMERSON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2005	2006
Operating Activities
Net earnings	$399	$445
Depreciation and amortization	141	161
Changes in operating working capital	(263)	(327)
Other	42	48
Net cash provided by operating activities	319	327

Investing Activities
Capital expenditures	(101)	(121)
Purchases of businesses, net of cash and
equivalents acquired	(57)	—
Other	(5)	43
Net cash used in investing activities	(163)	(78)

Financing Activities
Net increase (decrease) in short-term borrowings	(262)	270
Proceeds from long-term debt	—	248
Principal payments on long-term debt	(254)	(1)
Dividends paid	(183)	(211)
Purchases of treasury stock	(41)	(283)
Other	(17)	(6)
Net cash provided by (used in) financing activities	(757)	17

Effect of exchange rate changes on cash and equivalents	(8)	14

Increase (decrease) in cash and equivalents	(609)	280

Beginning cash and equivalents	1,233	810

Ending cash and equivalents	$624	$1,090

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TABLE 4

EMERSON AND SUBSIDIARIES

SEGMENT SALES AND EARNINGS

(DOLLARS IN MILLIONS)

	Quarter Ended December 31,
	2005	2006
Sales
Process Management	$1,097	$1,218
Industrial Automation	860	994
Network Power	939	1,199
Climate Technologies	748	688
Appliance and Tools	1,040	1,088
	4,684	5,187
Eliminations	(136)	(136)
Net Sales	$4,548	$5,051

	Quarter Ended December 31,
	2005	2006
Earnings
Process Management	$176	$217
Industrial Automation	143	166
Network Power	108	117
Climate Technologies	102	90
Appliance and Tools	120	133
	649	723
Differences in accounting methods	40	48
Corporate and other	(69)	(73)
Interest expense, net	(50)	(58)
Earnings before income taxes	$570	$640

	Quarter Ended December 31,
	2005	2006
Rationalization of operations
Process Management	$2	$2
Industrial Automation	2	3
Network Power	3	4
Climate Technologies	1	3
Appliance and Tools	4	4
Total Emerson	$12	$16

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TABLE 5

Reconciliations of Non-GAAP Financial Measures

The following reconciles Non-GAAP measures with the most directly comparable GAAP measure (dollars in millions):

Full Year 2007 Expected Cash Flow
Operating Cash Flow	$ ~ 2,700
Capital Expenditures	~700
Free Cash Flow (Non-GAAP)	$ ~2,000

Expected
Net Sales	Fiscal 2007
Underlying Sales (Non-GAAP)	5% to 7%
Currency Translation / Acq. / Divest.	+3 to +4 pts
Net Sales	8% to 11%

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